EXHIBIT 23.2

CONSENT OF PINCOCK, ALLEN AND HOLT

I refer to the report prepared by Pincock, Allen and Holt for MAG Silver Corp. (the “Registrant”) entitled “The Geology and Exploration Potential of the Don Fippi Project, Chihuahua State, Mexico” dated November 19, 2002 (the “Report”).

I hereby consent to references to my name in the Registrant’s Annual Information Form for the fiscal year ended December 31, 2007 (“AIF”) incorporated herein as Exhibit 23.2 to this Annual Report on Form 40-F, to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. I also confirm that I have read the AIF and that I have no reason to believe that there are any misrepresentations in the information contained in it that was derived from the Report or that is within our knowledge as a result of the services we performed in connection with such Report.

Sincerely,

PINCOCK, ALLEN AND HOLT

“Clancy Wendt”
Name: Clancy Wendt, P.G.
Title: Principal Geologist

Reno, Nevada, U.S.A.
March 14, 2008.